                                            Exhibit 77(d)(A)
                  Morgan Stanley American Opportunities Fund

     Effective  September  15,  2005,  the  Morgan   Stanley
American Opportunities Fund may invest up to 20% of its  net assets  in  foreign  securities which may  include  emerging market securities classified as American Depositary Receipts
(ADRs),   Global   Depositary  Receipts   (GDRs),   American
Depositary  Shares (ADSs), Global Depositary Shares  (GDSs),
foreign  U.S. dollar-denominated securities that are  traded on  a  U.S.  exchange, or local shares  of  emerging  market countries.